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Item 2.  Acquisition or Disposition of Assets.

        On December 2, 1996, Registrant completed the acquisition of James Hardie Irrigation Group from James Hardie Limited of Australia, through the acquisition of all of the outstanding stock of James Hardie Irrigation, Inc., a Nevada corporation, James Hardie Irrigation Pty. Limited, a corporation organized under the laws of South Australia, Australia, and James Hardie Irrigation Europe S.p.A., a corporation organized under the laws of Italy, for a purchase price of approximately $119 million, subject to adjustment upon completion of closing audited financial statements. The purchase price was determined through arms length negotiations by the parties. The purchase price was funded out of the proceeds of a $160,000,000 revolving line of credit furnished to Registrant by Bank of America Illinois, First Bank National Association and NationsBank N.A. (Bank of America National Trust and Savings Association, as Agent). In connection with the acquisition, Registrant obtained an additional $150,000,000 revolving line of credit from Bank of America Illinois, First Bank National Association and NationsBank N.A. (Bank of America National Trust and Savings Association, as Agent).

Item 7.  Financial Statements and Exhibits.

        (a)    Financial statements of businesses acquired.

               To be filed by amendment not later than February 18, 1997.

        (b)    Pro forma financial information.

               To be filed by amendment not later than February 18, 1997.

        (c)    Exhibits

               (2) Agreement dated September 19, 1996, between The Toro Company and James Hardie Irrigation Group (incorporated by reference to the exhibit to Registrant's Current Report on Form 8-K for September 19, 1996).

        Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        THE TORO COMPANY



                                   By:       /s/ J. Lawrence McIntyre
                                        ---------------------------------------
                                        J. Lawrence McIntyre, Vice President,
                                             Secretary and General Counsel